Exhibit 5.1
                             BAKER & BOTTS
    AUSTIN
    DALLAS                       L.L.P.
    MOSCOW                  ONE SHELL PLAZA
   NEW YORK                  910 LOUISIANA            TELEPHONE: (713) 229-1232
WASHINGTON, D.C.       HOUSTON, TEXAS 77002-4995      FACSIMILE: (713) 229-1522


064163.0103                                                  November 18, 1997


Apple Orthodontix, Inc.
2777 Allen Parkway, Suite 700
Houston, Texas 77019

Ladies and Gentlemen:

            As set forth in the Registration Statement on Form S-1, Registration No. 333-38817 (the "Registration Statement"), filed by Apple Orthodontix, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the Company's Class A common stock, par value $.001 per share (the "Common Stock"), certain legal matters in connection with the Common Stock are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

            We understand that the shares of Common Stock to be offered for sale pursuant to the Registration Statement (the "Shares") and any additional shares that may be issued and sold by the Company pursuant to the underwriters' over-allotment option as described in the Registration Statement (the "Additional Shares") are to be sold pursuant to the terms of an Underwriting Agreement (the "Underwriting Agreement") in substantially the form to be filed as Exhibit 1.1 to the Registration Statement.

            In our capacity as your counsel in the connection referred to above, we have examined the Restated Certificate of Incorporation and the Bylaws of the Company, each as amended to date, the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of certain factual matters contained in such certificates.

BAKER & BOTTS
    L.L.P.
Apple Orthodontix, Inc.               -2-                      November 18, 1997


            On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

            1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

            2. When offered as described in the Registration Statement, and upon
      (a) the taking of action by a duly authorized officer of the Company to approve the Underwriting Agreement and (b) the sale of the Shares and any Additional Shares in accordance with the terms and provisions of the Underwriting Agreement and as described in the Registration Statement, the Shares and any Additional Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

            3. The Shares to be sold by the Selling Stockholders identified in the Registration Statement are duly authorized, validly issued, fully paid and nonassessable.

            The opinions set forth above are limited in all respects to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

            We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                Very truly yours,

                                /s/ BAKER & BOTTS, L.L.P.
                                    Baker & Botts, L.L.P.